Exhibit 99.1

Cornerstone Bancshares, Inc. Announces 2nd Quarter 2005 Financial Results

HIXSON, Tenn., July 15 /PRNewswire-FirstCall/ -- Cornerstone Bancshares, Inc. (OTC Bulletin Board: CSBQ) today announced the following:

Cornerstone Bancshares, Inc saw its 2nd quarter earnings increase to $912 thousand or $.30 a share and $1,752 thousand year to date an increase of 52.9% while book earnings per share increased to $.59 versus $.46, an increase of 27.2%. (The per share data is different than the nominal earnings due to a 500,000 stock issue completed in February 2005.) The earnings growth was the result of continued strong balance sheet growth, especially loan generation and core deposit growth. Leading the growth in deposits were interest-bearing transaction accounts, which on average grew 40.1% over the same period in 2004. Due to these continued strong results, the Board of Directors has authorized an $.08 cash dividend for stockholders payable July 11, 2005 bringing the total dividend paid during 2005 to $.18 per share compared to $.05 per share during 2004 an increase of 260%. The Bank experienced continued exceptional loan growth as the loan portfolio finished the quarter with an average 2nd quarter balance of $228 million, up 30.2% over the same period in 2004 and surpassed the Bank’s budgeted loan growth for 2004. The loan growth was concentrated in the business sector, especially in asset-based and commercial real estate lending, as more customers choose service before price and went with a local organization that partnered with its customers. Asset growth followed in line with loan growth as the Bank averaged $280 million in assets for the 2nd quarter of 2005, up from $217 million during the 2nd quarter of 2004, an increase of 28.6%. Earning assets for the Bank increased 29.6% in comparison to the 2nd quarter of 2004, driving the average earning asset ratio up to 94.3%, well above the peer bank average. The Bank created a joint venture with AGA Insurance Inc. a Chattanooga-based insurance agency to provide insurance products to its customer base with two dedicated (to the Bank’s customers) dual employees. Management and AGA are excited to have the ability to cross-sell services to both customer bases.

The asset quality deteriorated slightly, but remained at the superior level during the first half of 2005 as non-performing loans as a percentage of average total loans increased to 0.38%, while past due loans as a percentage of total loans increased to 0.32%. The Bank had net charge offs of $131 thousand during the second quarter and $161 thousand year to date, while providing $550 thousand to the loan loss allowance year to date. The large provision was created to fully fund the loan loss allowance for the loan growth realized from the first two quarters of 2005, and as a result the Bank was able to maintain a 1.34% allowance for possible loan losses.

Cornerstone Bancshares Inc. 2nd quarter 2005 earnings of $912 thousand represents a 46.5% increase over the 2nd quarter in 2004 earnings of $623 thousand. Earnings per share for the 2nd quarter 2005 was $0.30 compared to $0.25 per share for the 2nd quarter of 2004.

Cornerstone Bancshares, Inc. is a one-bank holding company serving the Chattanooga, Tennessee MSA with 5 branches and $290 million in assets specializing in business financial services.

CORNERSTONE BANCSHARES, INC.
Selected Financial Information
as of June 30, 2005
(in thousands)

	Three Months Ending June 30		% Change

EARNINGS SUMMARY	2005	2004

Interest income	$4,844	$3,404	42.29%
Interest expense	1,427	818	74.50%
Net interest income	3,417	2,586	32.10%
Provision for loan loss	340	250	36.00%
Net interest income after provision	3,077	2,336	31.69%
Noninterest income	270	282	-4.23%
Noninterest expense	1,857	1,600	16.06%
Pretax income	1,490	1,019	46.27%
Income taxes	579	396	45.98%
Net income	$912	$623	46.46%
Earnings per common share	$0.30	$0.25	20.30%
Weighted average common shares outstanding	3,028,037	2,487,234

	Year-to-Date Ending June 30		% Change

EARNINGS SUMMARY	2005	2004

Interest income	$9,166	$6,482	41.41%
Interest expense	2,563	1,625	57.66%
Net interest income	6,604	4,857	35.97%
Provision for loan loss	550	410	34.15%
Net interest income after provision	6,054	4,447	36.14%
Noninterest income	488	609	-19.80%
Noninterest expense	3,678	3,183	15.55%
Pretax income	2,864	1,873	52.95%
Income taxes	1,113	727	53.07%
Net income	$1,752	$1,146	52.87%
Earnings per common share	$0.59	$0.46	27.24%
Weighted average common shares outstanding	2,988,038	2,487,080

	Three Months Ending June 30		% Change

AVERAGE BALANCE SHEET SUMMARY	2005	2004

Loans, net of unearned income	$228,367	$175,397	30.20%
Investment securities	34,945	27,823	25.60%
Earning assets	263,312	203,220	29.57%
Total assets	279,585	217,425	28.59%
Noninterest bearing deposits	32,720	27,821	17.61%
Interest bearing transaction deposits	81,977	58,496	40.14%
Certificates of deposit	98,588	80,426	22.58%
Total deposits	213,286	166,743	27.91%
Other interest bearing liabilities	36,805	31,898	15.38%
Shareholder’s equity	27,768	17,538	58.32%

	Year-to-Date Ending June 30		% Change

AVERAGE BALANCE SHEET SUMMARY	2005	2004

Loans, net of unearned income	$219,567	$169,126	29.82%
Investment securities	32,547	26,622	22.26%
Earning assets	252,114	195,748	28.80%
Total assets	268,102	208,983	28.29%
Noninterest bearing deposits	33,082	24,876	32.99%
Interest bearing transaction deposits	75,474	57,095	32.19%
Certificates of deposit	94,750	80,019	18.41%
Total deposits	203,306	161,990	25.51%
Other interest bearing liabilities	36,414	28,283	28.75%
Shareholder’s equity	26,768	17,487	53.07%

	Three Months Ending June 30		Year-to-Date Ending June 30

SELECTED RATIOS	2005	2004	2005	2004

Average equity to average assets	9.93%	8.07%	9.98%	8.37%
Average net loans to average total assets	81.68%	80.67%	81.90%	80.93%
Return on average assets	1.30%	1.15%	1.31%	1.10%
Return on average total equity	13.13%	14.20%	13.09%	13.11%
Actual Book value per common share	$9.30	$7.02

SOURCE  Cornerstone Bancshares, Inc.
          -0-                                                            07/15/2005
          /CONTACT:  Frank Hughes, President & COO of Cornerstone Bancshares, Inc., +1-423-385-3009/
          /Web site:  http://www.cscbank.com